Hannon Armstrong Announces Fourth Quarter and Full Year 2019 Results and Dividend Increase
ANNAPOLIS, Md., February 20, 2020 -- (BUSINESS WIRE) -- Hannon Armstrong Sustainable Infrastructure Capital, Inc. ("Hannon Armstrong," "we," "our" or the "Company") (NYSE: HASI), a leading investor in climate change solutions, today reported results for the fourth quarter and full year of 2019.
Recent Highlights

•	Delivered $1.24 annual GAAP EPS on a fully diluted basis in 2019, compared with $0.75 in 2018

•	Delivered $1.40 annual Core EPS in 2019, compared to $1.38 in 2018

•	Increased dividend to $0.34 per share for Q1 2020, implying $1.36 per share on an annual basis

•	Expect to exceed the previously communicated Core EPS guidance midpoint in 2020 of $1.43

•	Closed $1.3 billion of transactions in 2019 including $475 million in Q4 2019

•	Grew Portfolio 10% QOQ to $2.1 billion as of the end of 2019

•	Successfully completed inaugural issuances totaling $500 million in corporate unsecured green bonds in 2019

•	Reported a Portfolio Yield of 7.6% as of the end of 2019, compared to 6.8% at the end of 2018

•	Increased Core Net Investment Income by 22% to $82 million in 2019, compared to $68 million in 2018

•	Reported a debt to equity ratio of 1.5x and fixed-rate debt level of 98% as of the end of 2019

•	Appointed Teresa M. Brenner as Lead Independent Director

•	Received Ethical Corporation's Responsible Investment Award, ACORE's Renewable Energy Leadership Award, and CR Magazine's Responsible CEO of the Year Award for ESG leadership

•	Estimated that 385,000 metric tons of annual carbon emissions will be avoided annually by our 2019 transactions, equating to a CarbonCount® score of 0.30 metric tons per $1,000 invested

"We ended 2019 with impressive execution and were able to increase the portfolio by 10% in the quarter, net of asset dispositions, which sets us up well for strong core net investment income in 2020," said Jeffrey W. Eckel, Hannon Armstrong Chairman and CEO.

"Going forward, our demonstrated capacity to fund the more than $2.5 billion pipeline of climate change solutions from our growing client base gives us confidence we can grow above the previous 4% annual growth rate guidance."

A summary of our results is shown in the tables below:

	For the three months ended December 31, 2019		For the three months ended December 31, 2018
	$ in thousands	Per Share (Diluted)	$ in thousands	Per Share (Diluted)
GAAP Net Income	$46,076	$0.66	$9,055	$0.16
Core Earnings (1)	26,755	0.40	21,067	0.37
	For the year ended December 31, 2019		For the year ended December 31, 2018
	$ in thousands	Per Share	$ in thousands	Per Share
GAAP Net Income	$81,564	$1.24	$41,577	$0.75
Core Earnings (1)	92,746	1.40	75,800	1.38

(1)	A reconciliation of our GAAP net income to core earnings is included in this press release.

Financial Results
For the year ended December 31, 2019 compared to the prior year, revenue increased by approximately $2 million, or nearly 2%. Interest and rental income increased by $1 million due to higher yielding assets offset by lower average balances in 2019 and $13 million of income from asset prepayments recognized in 2018 that did not recur. Gain on sale and fee income increased by approximately $1 million. For the quarter ended December 31, 2019 compared to the same quarter in the prior year, revenue declined by approximately $1 million or 3%. Interest and rental income declined by $8 million primarily due to income from asset prepayments recognized in 2018 that did not recur and was partially offset by higher yielding assets in 2019. The interest and rental income decline was partially offset by a $7 million increase in gain on sale and fee income from additional securitization activity.
For the year ended December 31, 2019 compared to the prior year, interest expense declined nearly $13 million or over 16% as a result of lower cost and outstanding balance of debt. For the quarter ended December 31, 2019 compared to the same quarter in the prior year, interest expense decreased by $2 million or 11% primarily due to lower outstanding balance of debt. Additionally, for the year ended December 31, 2019 compared to the prior year, there was an $8 million provision for loss recorded in the third quarter of 2019 related to receivables acquired as part of a previously disclosed 2014 portfolio acquisition, which we placed on non-accrual status in 2017.
For the year ended December 31, 2019 compared to the prior year, other expenses (compensation and benefits and general and administrative expenses) increased by approximately $3 million or 7% for GAAP, due primarily to an increase in equity-based compensation expense resulting from the timing of vesting and higher award valuations. For the quarter ended December 31, 2019 compared to the same quarter in the prior year, these expenses declined by approximately $1 million.
For the quarter and year ended December 31, 2019 compared to the prior year, income from equity method investments increased largely due to a $28 million gain recognized for GAAP resulting from the sale of a portfolio of wind projects and additional income resulting from the realization of tax attributes by our co-investors. The GAAP gain from the sale of the portfolio of wind projects was largely reversed for core earnings. Non-cash income tax expense increased by approximately $8 million and $6 million for the quarter and year ended December 31, 2019, respectively compared to the prior year, primarily as a result of the sale of the portfolio of wind projects.
For the year ended December 31, 2019, GAAP net income was $82 million, an increase of approximately $40 million as compared to 2018. For the three months ended December 31, 2019, we recognized GAAP net income of $46 million, an increase of $37 million over the same quarter last year.
Core earnings grew by approximately $17 million for the year ended December 31, 2019, over 2018, and by approximately $6 million over the same quarter last year primarily due to an increase in revenue and decrease in interest expense discussed above.
A reconciliation of our GAAP net income to core earnings is included in this press release.

Our board of directors increased our fixed-rate debt target from 60% to 85% to 75% to 100%. The calculation of our fixed-rate debt and leverage ratios as of December 31, 2019 and 2018 are shown in the chart below:

	December 31, 2019	% of Total	December 31, 2018	% of Total
	($ in millions)		($ in millions)
Floating-rate borrowings (1)	$33	2%	$317	26%
Fixed-rate debt (2)	1,360	98%	925	74%
Total	$1,393	100%	$1,242	100%
Leverage (3)	1.5 to 1		1.5 to 1

(1)
Floating-rate borrowings include borrowings under our floating-rate credit facilities and approximately $2 million and $58 million of non-recourse debt with floating rate exposure as of December 31, 2019 and December 31, 2018, respectively.

(2)	Fixed-rate debt also includes the present notional value of non-recourse debt that is hedged using interest rate swaps. Debt excludes securitizations that are not consolidated on our balance sheet.

(3)
Leverage, as measured by our debt-to-equity ratio. This calculation excludes securitizations that are not consolidated on our balance sheet (where the collateral is typically financing receivables with U.S. government obligors).

"With originations of $1.3 billion and asset sales of $355 million in 2019, our balance sheet portfolio grew to $2.1 billion. At the same time, our Core Net Investment Income including our core equity method revenue increased by 22% over the last year to $82 million, demonstrating progress in our strategy to grow predictable investment revenue," said Hannon Armstrong Chief Financial Officer Jeffrey A. Lipson.
"Also in 2019, we secured a corporate rating of BB+ and successfully entered the corporate bond market with the issuance of $500 million of unsecured debt. Among the holders of our corporate debt were institutions seeking green bond exposure. With access to the deep and liquid corporate bond market, our debt capacity and flexibility are significantly enhanced."
Portfolio
Our Portfolio totaled approximately $2.1 billion as of December 31, 2019, which included approximately $1.3 billion of behind-the-meter assets and approximately $0.8 billion of grid-connected assets. The following is an analysis of our Portfolio as of December 31, 2019:

	Investment Grade
	Government (1)	Commercial (2)	Commercial Non-Investment Grade (3)	Subtotal, Debt and Real Estate	Equity Method Investments	Total
	(in millions)
Equity investments in renewable energy and energy efficiency projects	$—	$—	$—	$—	$477	$477
Receivables and investments	296	251	687	1,234	—	1,234
Real estate (4)	—	362	—	362	22	384
Total	$296	$613	$687	$1,596	$499	$2,095
Average remaining balance (5)	$7	$7	$20	$10	$19	$11

(1)
Transactions where the ultimate obligor is the U.S. federal government or state or local governments where the obligors are rated investment grade (either by an independent rating agency or based upon our internal credit analysis). This amount includes $186 million of U.S. federal government transactions and $110 million of transactions where the ultimate obligors are state or local governments. Transactions may have guaranties of energy savings from third party service providers, which typically are entities rated investment grade by an independent rating agency.

(2)
Transactions where the projects or the ultimate obligors are commercial entities that have been rated investment grade (either by an independent rating agency or based on our internal credit analysis). Of this total, $8 million of the transactions have been rated investment grade by an independent rating agency. This total includes $89 million of lease agreements where we hold legal title to the underlying real estate which are treated under GAAP as receivables since they were deemed to be failed sale/leaseback transactions.

(3)
Transactions where the projects or the ultimate obligors are commercial entities that either have ratings below investment grade (either by an independent rating agency or using our internal credit analysis) or where the nature of the subordination in the asset causes it to be considered non-investment grade. This category of assets includes $451 million of mezzanine loans made on a non-recourse basis to special purpose subsidiaries of residential solar companies where the nature of the subordination causes it to be considered non-investment grade. These loans are secured by residential solar assets and we rely on certain limited indemnities, warranties, and other obligations of the residential solar companies or their other subsidiaries. Commercial non-investment grade receivables also includes $236 million of transactions where the projects or the ultimate obligors are commercial entities that have ratings below investment grade using our internal credit analysis. Approximately $357 million of our commercial non-investment grade loans were made to entities in which we also have non-controlling equity investments of approximately $40 million. $8 million of loans on non-accrual status and are fully reserved for loss.

(4)
Includes the real estate and the lease intangible assets (including those held through equity method investments) from which we receive scheduled lease payments, typically under long-term triple net lease agreements.

(5)	Excludes approximately 140 transactions each with outstanding balances that are less than $1 million and that in the aggregate total $49 million.

Guidance
The Company expects that annual core earnings per share in 2020 will exceed the previously communicated guidance midpoint of $1.43 (excluding any potential impact from the adoption of the credit loss standard starting on January 1, 2020), reflecting 2018 to 2020 annual Core EPS growth above the midpoint of the 2% to 6% from the 2017 baseline. This guidance reflects the

Company’s estimates of (i) yield on its existing Portfolio; (ii) yield on incremental Portfolio investments, inclusive of the Company’s existing pipeline; (iii) the volume and profitability of securitization transactions; (iv) amount, timing, and costs of debt and equity capital to fund new investments; (v) changes in costs and expenses reflective of the Company’s forecasted operations, and (vi) the general interest rate and market environment. All guidance is based on current expectations of future economic conditions, the regulatory environment, the dynamics of the markets in which we operate and the judgment of the Company’s management team. The Company has not provided GAAP guidance as discussed in the Forward-Looking Statements section of this press release.

Dividend
The Company announced today that its Board of Directors declared a quarterly cash dividend of $0.34 per share of common stock, an increase of $0.005 from the previous dividend level. This dividend increase will raise the annualized dividend payout ratio to $1.36 per share of common stock. The dividend will be paid on April 10, 2020, to stockholders of record as of April 2, 2020.

Conference Call and Webcast Information
Hannon Armstrong will host an investor conference call today, Thursday, February 20, 2020, at 5:00 p.m. eastern time. The conference call can be accessed live over the phone by dialing 1-888-317-6016 or for international callers, 1-412-317-6016. Please ask to be connected to the Hannon Armstrong call. A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529, or for international callers, 1-412-317-0088. The passcode for the replay is 10139252. The replay will be available until February 27, 2020.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.hannonarmstrong.com. The online replay will be available for a limited time beginning immediately following the call.

About Hannon Armstrong
Hannon Armstrong (NYSE: HASI) is the first U.S. public company solely dedicated to investments in climate change solutions, providing capital to leading companies in energy efficiency, renewable energy, and other sustainable infrastructure markets. With more than $6 billion in managed assets as of December 31, 2019, Hannon Armstrong’s core purpose is to make climate-positive investments with superior risk-adjusted returns.
For more information, please visit www.hannonarmstrong.com. Follow Hannon Armstrong on LinkedIn and Twitter @HannonArmstrong.

Forward-Looking Statements:
Some of the information contained in this press release is forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are subject to risks and uncertainties. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" or similar expressions, we intend to identify forward-looking statements.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K as well as in other periodic reports that we file with the U.S. Securities and Exchange Commission (the "SEC"). Statements regarding the following subjects, among others, may be forward-looking:

•	our expected returns and performance of our investments;

•
the state of government legislation, regulation and policies that support or enhance the economic feasibility of projects that reduce carbon emissions or increase resilience to climate change, which we refer to as climate change solutions, including energy efficiency and renewable energy projects and the general market demands for such projects;

•	market trends in our industry, energy markets, commodity prices, interest rates, the debt and lending markets or the general economy;

•	our business and investment strategy;

•
availability of opportunities to invest in sustainable infrastructure solutions including energy efficiency and renewable energy projects and our ability to complete potential new opportunities in our pipeline;

•	our relationships with originators, investors, market intermediaries and professional advisers;

•	competition from other providers of capital;

•	our or any other company’s projected operating results;

•
actions and initiatives of the federal, state and local governments and changes to federal, state and local government policies, regulations, tax laws and rates and the execution and impact of these actions, initiatives and policies;

•	the state of the U.S. economy generally or in specific geographic regions, states or municipalities and economic trends ;

•	our ability to obtain and maintain financing arrangements on favorable terms, including securitizations;

•	general volatility of the securities markets in which we participate;

•	changes in the value of our assets, our portfolio of assets and our investment and underwriting process;

•	the impact of weather conditions, natural disasters, accidents or equipment failures or other events that disrupt the operation of our investments or negatively impact the value our assets;

•	rates of default or decreased recovery rates on our assets;

•	interest rate and maturity mismatches between our assets and any borrowings used to fund such assets;

•	changes in interest rates and the market value of our assets and target assets;

•	changes in commodity prices, including continued low natural gas prices;

•	effects of hedging instruments on our assets or liabilities;

•	the degree to which our hedging strategies may or may not protect us from risks, such as interest rate volatility;

•	impact of and changes in accounting guidance;

•	our ability to maintain our qualification as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes;

•	our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended (the “1940 Act”);

•	availability of and our ability to attract and retain qualified personnel;

•	estimates relating to our ability to generate sufficient cash in the future to operate our business and to make distributions to our stockholders; and

•	our understanding of our competition.
Forward-looking statements are based on beliefs, assumptions and expectations as of the date of this press release. Any forward- looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements after the date of this earnings release, whether as a result of new information, future events or otherwise.
The Company expects that annual core earnings per share in 2020 will exceed the previously communicated guidance midpoint of $1.43 (excluding any potential impact from the adoption of the credit loss standard starting on January 1, 2020), reflecting 2018 to 2020 annual Core EPS growth above the midpoint of the 2% to 6% from the 2017 baseline. This guidance reflects the Company’s estimates of (i) yield on its existing Portfolio; (ii) yield on incremental Portfolio investments, inclusive of the Company’s existing pipeline; (iii) the volume and profitability of securitization transactions; (iv) amount, timing, and costs of debt and equity capital to fund new investments; (v) changes in costs and expenses reflective of the Company’s forecasted operations, and (vi) the general interest rate and market environment. All guidance is based on current expectations of future economic conditions, the regulatory environment, the dynamics of the markets in which we operate and the judgment of the Company’s management team.

The Company has not provided GAAP guidance as forecasting a comparable GAAP financial measure, such as net income, would require that the Company apply the HLBV method to these investments. In order to forecast under the HLBV method, the Company would be required to make various assumptions related to expected changes in the net asset value of the various entities and how such changes would be allocated under HLBV. GAAP HLBV earnings over a period of time are very sensitive to these assumptions especially in regard to when a partnership transaction flips and thus the liquidation scenarios change materially. The Company believes that these assumptions would require unreasonable efforts to complete and if completed, the wide variation in projected GAAP earnings based upon a range of scenarios would not be meaningful to investors. Accordingly, the Company has not included a GAAP reconciliation table related to any core earnings guidance.
Estimated carbon savings are calculated using the estimated kilowatt hours (“kWh”), gallons of fuel oil, million British thermal units (“MMBtus”) of natural gas and gallons of water saved as appropriate, for each project. The energy savings are converted into an estimate of metric tons of CO2 equivalent emissions based upon the project’s location and the corresponding emissions factor data from the U.S. Government and International Energy Agency. Portfolios of projects are represented on an aggregate basis.
The risks included here are not exhaustive. Our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, or other regulatory filings may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.
Investor Relations Contact:
Chad Reed
410-571-6189
investors@hannonarmstrong.com

Media Contact:
Gil Jenkins
media@hannonarmstrong.com
443-321-5753

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended December 31,		For the For the Year Ended December 31,
	2019	2018	2019	2018
Revenue
Interest income	$21,930	$29,837	$76,200	$75,935
Rental income	6,469	6,441	25,884	24,606
Gain on sale of receivables and investments	7,704	1,595	24,423	32,928
Fee income	2,225	1,813	15,074	5,927
Total revenue	38,328	39,686	141,581	139,396
Expenses
Interest expense	17,381	19,450	64,241	76,874
Provision for loss on receivables	—	—	8,027	—
Compensation and benefits	7,495	7,685	28,777	25,651
General and administrative	3,875	4,610	14,693	15,091
Total expenses	28,751	31,745	115,738	117,616
Income before equity method investments	9,577	7,941	25,843	21,780
Income (loss) from equity method investments	46,060	2,192	64,174	22,162
Income (loss) before income taxes	55,637	10,133	90,017	43,942
Income tax (expense) benefit	(9,396)	(1,034)	(8,097)	(2,144)
Net income (loss)	$46,241	$9,099	$81,920	$41,798
Net income (loss) attributable to non-controlling interest holders	165	44	356	221
Net income (loss) attributable to controlling stockholders	$46,076	$9,055	$81,564	$41,577
Basic earnings (loss) per common share	$0.70	$0.16	$1.25	$0.75
Diluted earnings (loss) per common share	$0.66	$0.16	$1.24	$0.75
Weighted average common shares outstanding—basic	65,173,294	54,599,877	63,916,440	52,780,449
Weighted average common shares outstanding—diluted	71,668,124	54,599,877	64,771,491	52,780,449

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	December 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$6,208	$21,418
Equity method investments	498,631	471,044
Government receivables	263,175	497,464
Commercial receivables, net of allowance	896,432	447,196
Real estate	362,265	365,370
Investments	74,530	169,793
Securitization assets	123,979	71,601
Other assets	162,054	111,027
Total Assets	$2,387,274	$2,154,913
Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable, accrued expenses and other	$53,538	$36,509
Deferred funding obligations	813	72,100
Credit facility	31,199	258,592
Non-recourse debt (secured by assets of $921 million and $1,105 million, respectively)	700,225	834,738
Senior unsecured notes	512,153	—
Convertible notes	149,434	148,451
Total Liabilities	1,447,362	1,350,390
Stockholders’ Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 66,338,120 and 60,510,086 shares issued and outstanding, respectively	663	605
Additional paid in capital	1,106,852	965,384
Accumulated deficit	(174,335)	(163,205)
Accumulated other comprehensive income (loss)	3,300	(1,684)
Non-controlling interest	3,432	3,423
Total Stockholders’ Equity	939,912	804,523
Total Liabilities and Stockholders’ Equity	$2,387,274	$2,154,913

EXPLANATORY NOTES
Non-GAAP Financial Measures
Core Earnings
We calculate core earnings as GAAP net income (loss) excluding non-cash equity compensation expense, non-cash provision for loss on receivables, amortization of intangibles, any one-time acquisition related costs or non-cash tax charges and the earnings attributable to our non-

controlling interest of our Operating Partnership. We also make an adjustment to our equity method investments in the renewable energy projects as described below. In the future, core earnings may also exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as approved by a majority of our independent directors.
Certain of our equity method investments are structured using typical partnership “flip” structures where the investors with cash distribution preferences receive a pre-negotiated return consisting of priority distributions from the project cash flows, in many cases, along with tax attributes. Once this preferred return is achieved, the partnership “flips” and the common equity investor, often the operator or sponsor of the project, receives more of the cash flows through its equity interests while the previously preferred investors retain an ongoing residual interest. We have made investments in both the preferred and common equity of these structures. Regardless of the nature of our equity interest, we typically negotiate the purchase prices of our equity investments, which have a finite expected life, based on our assessment of the expected cash flows we will receive from these projects discounted back to the net present value, based on a target investment rate, with the expected cash flows to be received in the future reflecting both a return on the capital (at the investment rate) and a return of the capital we have committed to the project. We use a similar approach in the underwriting of our receivables.
Under GAAP, we account for these equity method investments utilizing the HLBV method. Under this method, we recognize income or loss based on the change in the amount each partner would receive, typically based on the negotiated profit and loss allocation, if the assets were liquidated at book value, after adjusting for any distributions or contributions made during such quarter. The HLBV allocations of income or loss may be impacted by the receipt of tax attributes, as tax equity investors are allocated losses in proportion to the tax benefits received, while the sponsors of the project are allocated gains of a similar amount. In addition, the agreed upon allocations of the project’s cash flows may differ materially from the profit and loss allocation used for the HLBV calculations.
The cash distributions for our equity method investments are segregated into a return on and return of capital on our cash flow statement based on the cumulative income (loss) that has been allocated using the HLBV method. However, as a result of the application of the HLBV method, including the impact of tax allocations, the high levels of depreciation and other non-cash expenses that are common to renewable energy projects and the differences between the agreed upon profit and loss and the cash flow allocations, the distributions and thus the economic returns (i.e. return on capital) achieved from the investment are often significantly different from the income or loss that is allocated to us under the HLBV method. Thus, in calculating core earnings, we further adjust GAAP net income (loss) to take into account our calculation of the return on capital (based upon the investment rate) from our renewable energy equity method investments, as adjusted to reflect the performance of the project and the cash distributed. We believe this core equity method investment adjustment to our GAAP net income (loss) in calculating our core earnings measure is an important supplement to the HLBV income allocations determined under GAAP for an investor to understand the economic performance of these investments.

For the three months and year ended December 31, 2019, we recognized income of $46 million and $64 million, respectively under GAAP for our equity investments in renewable energy projects. We reversed the GAAP income and recorded $13 million and $41 million for core earnings, as discussed above, to reflect our return on capital from these investments for the three months and year ended December 31, 2019. This compares to the collected cash distributions from these equity method investments of approximately $26 million and $101 million, for the three months and year ended December 31, 2019, with the difference between core earnings and cash collected representing a return of capital.
We believe that core earnings provides an additional measure of our core operating performance by eliminating the impact of certain non-cash expenses and facilitating a comparison of our financial results to those of other comparable companies with fewer or no non-cash charges and comparison of our own operating results from period to period. Our management uses core earnings in this way. We believe that our investors also use core earnings, or a comparable supplemental performance measure, to evaluate and compare our performance to that of our peers, and as such, we believe that the disclosure of core earnings is useful to our investors.
However, core earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flow from operating activities (determined in accordance with GAAP), or a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating core earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported core earnings may not be comparable to similar metrics reported by other companies.

Reconciliation of our GAAP Net Income to Core Earnings
We have calculated our core earnings and provided a reconciliation of our GAAP net income to core earnings for the three months and year ended December 31 2019 and 2018 in the tables below:

	For the three months December 31, 2019		For the three months ended December 31, 2018
	(in thousands, except per share data)
		per share		per share
Net income attributable to controlling stockholders (1)	$46,076	$0.66	$9,055	$0.16
Core earnings adjustments:
Reverse GAAP income from equity method investments	(46,060)		(2,192)
Add back core equity method investments earnings (2)	12,580		10,113
Non-cash equity-based compensation charges (3)	3,775		2,184
Other core adjustments (4)	10,384		1,907
Core earnings (5)	$26,755	$0.40	$21,067	$0.37

(1)	Represents GAAP diluted earnings per share and is the most comparable GAAP measure to our core earnings per share.

(2)	Reflects adjustment for equity method investments described above.

(3)	Reflects adjustment for non-cash equity-based compensation.

(4)	See detail below.

(5)
Core earnings per share for the three months ended December 31 2019 and 2018, are based on 67,702,206 shares and 56,600,459 shares outstanding, respectively, which represents the weighted average number of fully-diluted shares outstanding including our restricted stock awards and restricted stock units and the non-controlling interest in our Operating Partnership. We include any potential common stock issuance in this calculation related to our convertible notes using the treasury stock method and any potential common stock issuances related to share based compensation units in the amount we believe is reasonably certain to vest.

	For the year ended December 31, 2019		For the year ended December 31, 2018
	(in thousands, except per share data)
		per share		per share
Net income attributable to controlling stockholders (1)	$81,564	$1.24	$41,577	$0.75
Core earnings adjustments:
Reverse GAAP income from equity method investments	(64,174)		(22,162)
Add back core equity method investments earnings (2)	41,437		40,923
Non-cash equity-based compensation charges (3)	14,160		10,066
Non-cash provision for loss on receivables (4)	8,027		—
Other core adjustments (5)	11,732		5,396
Core earnings (6)	$92,746	$1.40	$75,800	$1.38

(1)	Represents GAAP diluted earnings per share and is the most comparable GAAP measure to our core earnings per share.

(2)	Reflects adjustment for equity method investments described above.

(3)	Reflects adjustment for non-cash equity-based compensation.

(4)	Reflects provision related to receivables which had been on non-accrual status since the second quarter of 2017.

(5)	See detail below.

(6)
Core earnings per share for the years ended December 31 2019 and 2018, are based on 66,046,401 shares and 54,742,869 shares outstanding, respectively, which represents the weighted average number of fully-diluted shares outstanding including our restricted stock awards and restricted stock units and the non-controlling interest in our Operating Partnership. We include any potential common stock issuance in this calculation related to our convertible notes using the treasury stock method and any potential common stock issuances related to share based compensation units in the amount we believe is reasonably certain to vest.

The table below provides a reconciliation of the Other core adjustments:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
	(in thousands)		(in thousands)
Other core adjustments
Amortization of intangibles (1)	$823	$827	$3,285	$3,207
Non-cash provision (benefit) for income taxes	9,395	1,036	8,091	1,968
Net income attributable to non-controlling interest	166	44	356	221
Other core adjustments	$10,384	$1,907	$11,732	$5,396

(1)	Adds back non-cash amortization of lease and pre-IPO intangibles.
The table below provides a reconciliation of GAAP SG&A expenses to Core SG&A expenses:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
	(in thousands)		(in thousands)
GAAP SG&A expenses
Compensation and benefits	$7,495	$7,685	$28,777	$25,651
General and administrative	3,875	4,610	14,693	15,091
Total SG&A expenses (GAAP)	$11,370	$12,295	$43,470	$40,742
Core SG&A expenses adjustments:
Non-cash equity-based compensation charge (1)	$(3,775)	$(2,184)	$(14,160)	$(10,066)
Amortization of intangibles (2)	(51)	(51)	(203)	(203)
Core SG&A expenses adjustments	(3,826)	(2,235)	(14,363)	(10,269)
Core SG&A expenses	$7,544	$10,060	$29,107	$30,473

(1)	Reflects add back of non-cash amortization of equity-based compensation. Outstanding grants related to equity-based compensation are included in core earnings per share calculation.
(2)	Adds back non-cash amortization of pre-IPO intangibles.